Exhibit 99.1

Watsco Sets New Records In 2012 for Sales, Net Income & Cash Flow

International Market Expands, HVAC Equipment Sales Grow and

Operating Efficiencies Improve

MIAMI, Florida – (BUSINESS WIRE), February 14, 2013 – Watsco, Inc. (NYSE:WSO) today reported results for the full year and fourth quarter ended December 31, 2012. Record results were achieved for revenues, net income, earnings per share (adjusted for one-time items) and cash flow.

Full Year Results

Earnings per share for 2012, on an adjusted basis, increased 11% to $3.03 per diluted share ($2.70 on a GAAP basis) compared to $2.74 per diluted share for 2011, and net income increased 14% to a record $103 million. Operating income increased 13% to a record $225 million with an operating margin of 6.5%. Same-store operating profit increased 1% to $201 million with an operating margin of 6.6%.

Revenues increased 15% to a record $3.43 billion and increased 4% on same-store basis, reflecting a 5% increase in sales of HVAC equipment (63% of sales), a 2% decline in sales of other HVAC products (33% of sales) and a 21% increase in sales of commercial refrigeration products (4% of sales).

Gross profit increased 12% to a record $814 million with gross margin declining 80 basis-points to 23.7%. On a same-store basis, gross profit was flat and gross margin decreased 90 basis-points to 23.6%. Selling, general & administrative (SG&A) expenses increased 11% to $589 million and as a percentage of sales declined 60 basis-points to a record low of 17.2%. SG&A excluding new locations decreased 1% to $523 million and, as a percentage of sales, declined 80 basis-points to a record low of 17.0%.

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer stated: “2012 was an excellent year for Watsco. We continued our expansion into international markets, which now account for 16% of sales and we believe represent an important source of growth for Watsco in the future. Domestically, we generated sales growth and gained market share in both residential and commercial HVAC equipment markets and began to see a lift in sales of HVAC supplies as residential new construction is emerging in our markets. We expect 2013 to be another record year.”

Results include 35 new locations from a joint venture formed in 2012 with Carrier Corporation in Canada, which Watsco owns 60% and Carrier owns 40%. The results also reflect a 10% greater ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009. On July 2, 2012, the Company exercised an option to purchase an additional 10% ownership interest in Carrier Enterprise for cash consideration of $52 million.

Fourth Quarter Results

Earnings per share, on an adjusted basis, increased 5% to 41 cents per diluted share (4 cents on a GAAP basis) compared to 39 cents per diluted share for the fourth quarter of 2011, and net income increased 10% to a record $15 million in 2012. Operating income increased 3% to a record $33 million with an operating margin of 4.4%. Same-store operating profit was $29 million with an operating margin of 4.2%.

Revenues increased 19% to a record $766 million and increased 7% on a same-store basis, reflecting a 5% increase in sales of HVAC equipment (62% of sales), a 6% increase in sales of other HVAC products (33% of sales) and a 31% increase in sales of commercial refrigeration products (5% of sales).

Gross profit increased 14% to a record $183 million with gross profit margin declining 100 basis-points to 23.9%. On a same-store basis, gross profit increased 1% with gross profit margin of 23.6%. SG&A expenses increased 16% to $149 million and as a percentage of sales declined 40 basis-points to a record low of 19.5%. Excluding new locations, SG&A increased 4% and as a percentage of sales declined 50 basis-points to 19.4%.

Mr. Nahmad added: “The sales growth rate for residential HVAC systems improved during the fourth quarter and revenues for complimentary HVAC supplies were up strong double-digits. We are seeing this momentum continue during the early part of 2013, and although it is a bit premature to make a solid prediction on growth rates for the year, we believe recent trends are positive in terms of a recovery of the residential HVAC market.”

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning, heating and refrigeration systems during the second and third quarters of each calendar year. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by this seasonality and the overall general economic conditions.

Earnings Per Share on an Adjusted-Basis vs. GAAP Basis

Results for the full year and fourth quarter of 2012 on a GAAP basis include a reduction of diluted earnings per share of 33 cents per share and 37 cents per share, respectively, relating to a $5.00 per share special dividend paid in October 2012. Diluted earnings per share on a GAAP basis were $2.70 and 4 cents for the full year and fourth quarter of 2012, respectively.

Cash Flow & Dividends

Operating cash flow for the fourth quarter was $109 million and, for the full year 2012, was a record $173 million (approximately $5.46 per diluted share), far exceeding reported net income. Since 2000, Watsco’s operating cash flow was approximately $1.1 billion compared to net income of approximately $900 million, far surpassing the Company’s stated goal of generating cash flow greater than net income. At December 31, 2012, cash and cash equivalents were $74 million and borrowings were $316 million for a ‘net-debt’ position of $242 million. The Company’s debt-to-total-capitalization ratio is 24%.

Dividends paid in 2012 increased 250% to $256 million, consisting of regular quarterly dividends totaling $2.48 per share and a special dividend of $5.00 per share paid in October 2012. In January 2013, the Company announced it established a regular quarterly dividend rate of 25 cents per share.

Mr. Nahmad added: “2012 was a blockbuster year for cash flow and it was gratifying to pay the tax-efficient $5.00 special dividend to shareholders this past October. We expect strong cash flow in 2013 and we intend to reduce debt and evaluate the payment of an increased dividend before the end of the year. In the long-term, our philosophies for sharing increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build our network remain cornerstones of our company.”

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (ET) on February 14, 2013 to discuss its fourth quarter and annual earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales and adjusted diluted earnings per share. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. A reconciliation of adjusted diluted earnings per share to diluted earnings per share appears in the pages that follow. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, sales seasonality of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$765,540	$645,833	$3,431,712	$2,977,759
Cost of sales	582,747	485,123	2,617,317	2,249,465

Gross profit	182,793	160,710	814,395	728,294
Gross profit margin	23.9%	24.9%	23.7%	24.5%

SG&A expenses	149,362	128,210	589,487	529,244

Operating income	33,431	32,500	224,908	199,050
Operating margin	4.4%	5.0%	6.5%	6.7%

Interest expense, net	1,242	1,287	4,665	4,458
Income before income taxes	32,189	31,213	220,243	194,592
Income taxes	8,512	8,683	62,642	56,850

Net income	23,677	22,530	157,601	137,742
Less: net income attributable to noncontrolling interest	8,917	9,150	54,267	47,292

Net income attributable to Watsco, Inc.	$14,760	$13,380	$103,334	$90,450

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$14,760	$13,380	$103,334	$90,450
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock:
Regular dividends	1,472	1,292	7,132	6,042
Special dividend	11,867	—	10,524	—

Earnings allocated to Watsco, Inc. shareholders	$1,421	$12,088	$85,678	$84,408

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,181,792	30,788,888	31,744,399	30,753,291
Diluted earnings per share for Common & Class B common stock	$0.04	$0.39	$2.70	$2.74

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Diluted earnings per share (GAAP)	$0.04	$0.39	$2.70	$2.74
Effect of special dividend	$0.37	—	$0.33	—

Diluted earnings per share adjusted (Non-GAAP)	$0.41	$0.39	$3.03	$2.74

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Cash and cash equivalents	$73,770	$15,673
Accounts receivable, net	377,655	327,664
Inventories	546,083	465,349
Other	17,943	19,491

Total current assets	1,015,451	828,177
Property and equipment, net	42,842	39,455
Goodwill, intangibles, net and other	623,762	400,516

Total assets	$1,682,055	$1,268,148

Accounts payable and accrued expenses	$282,354	$203,020
Borrowings under revolving credit agreement	—	20,000
Current portion of long-term obligations	4	19

Total current liabilities	282,358	223,039
Borrowings under revolving credit agreement	316,182	—
Deferred income taxes and other liabilities	61,475	43,399

Total liabilities	660,015	266,438

Watsco’s shareholders’ equity	748,214	802,790
Noncontrolling interest	273,826	198,920

Shareholders’ equity	1,022,040	1,001,710

Total liabilities and shareholders’ equity	$1,682,055	$1,268,148